UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2013

SONUS NETWORKS, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-34115	04-3387074
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 TECHNOLOGY PARK DRIVE, WESTFORD, MASSACHUSETTS	01886
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 614-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 28, 2013, the Board of Directors (the “Board”) of Sonus Networks, Inc. (the “Company”) increased the number of directors constituting the Board from eight to nine and elected Pamela D.A. Reeve to the Board to fill the newly created directorship.  Ms. Reeve will serve until the Company’s 2014 annual meeting of stockholders (the “2014 Annual Meeting”) or until her successor is duly appointed and qualified.  It has not yet been determined whether Ms. Reeve will serve on any of the committees of the Board.

In connection with Ms. Reeve’s election to the Board and in accordance with the Company’s current compensation practices for non-employee directors, on September 16, 2013 (the “Grant Date”), Ms. Reeve will be awarded, under the Company’s 2007 Stock Incentive Plan, as amended, (i) a grant of shares of restricted stock in an amount equal to $100,000 divided by the closing price of the Company’s common stock on the Grant Date and (ii) a grant of an option to purchase, at the closing price of the Company’s common stock on the Grant Date, the number of shares of the Company’s common stock as is equal to $100,000 divided by the grant date fair value of an option to purchase one share of common stock at such exercise price.  These equity grants will vest in full and become exercisable on the earlier of the first anniversary of the Grant Date or immediately prior to the 2014 Annual Meeting.  In connection with Ms. Reeve’s service on the Board, she will be entitled to cash compensation in accordance with the Company’s compensation practices for non-employee directors, which currently provide for an annual retainer of $30,000 per year for Board service.  Ms. Reeve’s annual retainer will be pro-rated for the period of time during the year during which she served on the Board.

There are no understandings or arrangements between Ms. Reeve and any other person pursuant to which Ms. Reeve was elected as a director.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 4, 2013	SONUS NETWORKS, INC.

By:
/s/ Jeffrey M. Snider
Jeffrey M. Snider
Senior Vice President, Chief Administrative Officer, General
Counsel and Secretary